Sub-Item 77C to Form NSAR





                TEMPLETON EMERGING MARKETS APPRECIATION FUND,INC.

At the Annual Meeting of Shareholders of Templeton Emerging Markets Appreciation Fund, Inc.(the "Emerging Markets Appreciation Fund") held on August 26, 2002. With proxies representing a total of 3,969,282 shares or 96.45% of those eligible to vote (4,115,310 shares) on the record date, May 31, 2002 representing a quorum.

The following is noted:

1. The election of four (4) Directors.

                                             % OF         % OF                   % OF         % OF
                                          OUTSTANDING     VOTED               OUTSTANDING    VOTED
TERM EXPIRING 2005:            FOR          SHARES        SHARES     WITHHELD    SHARES       SHARES
------------------------------------------------------------------------------------------------------
Rupert H. Johnson, Jr.      3,426,003       83.25%         86.31%    543,279    13.20%       13.69%
Betty P. Krahmer            3,433,403       83.43%         86.50%    535,879    13.02%       13.50%
Gordon S. Macklin           3,429,016       83.32%         86.39%    540,266    13.13%       13.61%
Fred R. Millsaps            3,428,439       83.31%         86.37%    540,840    13.14%       13.63%




2. The approval of an Agreement and Plan of Acquisition between Emerging Markets Appreciation Fund and Templeton Developing Markets Trust ("Developing Markets Trust") that provides for: (i) the acquisition of substantially all of the assets of Emerging Markets Appreciation Fund by Developing Markets Trust in exchange solely for shares of Developing Markets Trust Advisor Class; (ii) the distribution of such shares to the shareholders of Emerging
   Markets   Appreciation  Fund;  and  (iii)  the  complete   liquidation  and
   dissolution of Emerging Markets Appreciation Fund.

                                            % OF            % OF
                          SHARES          OUTSTANDING       VOTED
                          VOTED             SHARES          SHARES
-------------------------------------------------------------------------------
FOR                     2,353,379           51.78%          95.36%
AGAINST                   114,398            2.52%           4.64%
ABSTAIN                         1            0.00%          00.00%
BROKER NON-VOTES                0            0.00%             --
                      -------------       ---------       ---------
TOTAL                   2,467,778           54.03%         100.00%